[Logo of CBRL Group, Inc.]                                   POST OFFICE BOX 787
                                                              LEBANON, TENNESSEE
                                                                      37088-0787
                                                              PHONE 615.443.9869

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CBRL GROUP, INC.
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                                 Contact:    Lawrence E. White
                                             Senior Vice President,
                                             Finance and Chief Financial Officer
                                             (615) 443-9869


                CBRL GROUP, INC. ANNOUNCES A NEW SHARE REPURCHASE
                       AUTHORIZATION FOR 2 MILLION SHARES
             AND DECLARES TWELVE CENTS PER SHARE QUARTERLY DIVIDEND

LEBANON, Tenn. - (February 25, 2005) - CBRL Group, Inc. (the "Company") (Nasdaq:
CBRL) today announced that it has been authorized by its Board of Directors to repurchase up to 2 million additional shares of its common stock. Such repurchases are expected to be made from time to time in open market transactions. Additionally, the Board of Directors has declared a dividend of twelve cents per share, payable on May 9, 2005 to shareholders of record as of April 15, 2005. The Company had approximately 47.9 million shares outstanding at the end of its second fiscal quarter on January 28, 2005.

     The Company has just over 100,000 shares remaining under its previous 2 million share repurchase authorization announced in May 2004. Thus far this fiscal year, the Company has repurchased approximately 2.8 million shares of its common stock for total consideration of approximately $107.1 million, or an average of $38.65 per share. Since its first share repurchase authorization in fiscal 1999, the Company has repurchased just over 25.5 million shares of its common stock for total consideration of approximately $700.8 million, or an average of $27.47 per share.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 517 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 119 company-operated and 22 franchised Logan's Roadhouse restaurants in 18 states.


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